EXHIBIT 99.1

Subsidiary:	Southern Michigan Bank & Trust

Item 3 status:	Southern Michigan Bancorp, Inc. is a parent holding company.

Southern Michigan Bank & Trust is a Bank as defined in Section 3(a)(6) of the Act.